                                                                  Exhibit (d)(3)

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of July 17, 2001 (the "Agreement"), between GLOBALNET ACQUISITIONS INC., a Delaware corporation ("Purchaser"), and GLOBALNET FINANCIAL.COM, INC., a Delaware corporation (the "Company").

     WHEREAS, simultaneously with the execution and delivery of this Agreement, Purchaser and the Company are entering into Amendment No.1 to an Agreement and Plan of Merger, dated as of the date hereof and originally dated June 15, 2001 (as so amended the "Merger Agreement"), which provides, among other things, that Purchaser, on the terms and subject to the conditions thereof, will acquire the Company by means of a tender offer to be followed by a merger in which Purchaser will be merged with and into the Company ("the Merger");

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Purchaser has required that the Company grant to Purchaser an option to purchase a specified number of authorized and unissued shares of common stock, par value $.001 per share (the "Common Stock"), of the Company, upon the terms and subject to the conditions hereof; and

     WHEREAS, in order to induce Purchaser to enter into the Merger Agreement and in consideration therefor, among other things, the Company has agreed to grant to Purchaser the requested option.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and intending to be legally bound the parties hereto agree as follows:

     1.  The Option; Exercise; Adjustments.

     (a) Subject to the terms and conditions set forth herein, the Company hereby grants to Purchaser an irrevocable option (the "Option") to purchase such number of authorized and unissued shares of Common Stock (the "Shares") which, together with the shares of Common Stock beneficially owned by Purchaser and its controlled affiliates at the time of exercise, would result in Purchaser beneficially owning, immediately after such exercise, 90.1% of the outstanding shares of Common Stock (calculated on a fully diluted basis without giving effect to the issuance of any shares of Common Stock pursuant to any exercise of the rights under the Plan (as defined in the Merger Agreement)), at a purchase price of $.36 per Share (the "Purchase Price"); provided that in no event shall Purchaser be permitted to purchase, pursuant to this Option, Shares representing, after such issuance, more than 10% of the shares of Common Stock outstanding immediately after such purchase. The Option may be exercised by Purchaser, in whole or in part, at any time or from time to time after the consummation of the Offer (as defined in the Merger Agreement) and prior to the termination of this Agreement. In the event Purchaser wishes to exercise the Option, Purchaser shall deliver a written notice to the Company (the "Stock Exercise Notice") specifying that the closing of such purchase shall take place on the Closing Date (as hereinafter defined).

     (b) In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Shares subject to this Option and the Purchase Price shall be appropriately adjusted to restore Purchaser to its rights hereunder, including its right to purchase a number of Shares that would result in Purchaser beneficially owning 90.1% of the Total Voting Power at an aggregate purchase price equal to the Purchase Price multiplied by the number of Shares.

     2. Conditions to Delivery of Shares. The Company's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

     (a) No preliminary or permanent injunction or other order issued by any court of competent jurisdiction prohibiting the delivery of the Shares shall be in effect; and

     (b) The Purchaser (or its permitted assignees) shall have purchased shares of Common Stock pursuant to the Offer.

     3.  The Closing.

     (a) The closing for the purchase of the Shares shall take place at 9.00 a.m., local time, at the offices of Dechert, 2 Sejeants' Inn, London EC4Y 1LT on the fifth business day after the latest of the consummation of the Offer, the delivery of the Stock Exercise Notice or the fulfillment of the conditions set forth in Section 2 hereof (the "Closing Date"). On the Closing Date, the Company will deliver to Purchaser a certificate or certificates representing the Shares in the denominations designated by Purchaser in its Stock Exercise Notice (which notice shall also specify the amount of shares of Common Stock beneficially owned by Purchaser and its controlled affiliates), and Purchaser will purchase such Shares from the Company at a price per Share equal to the Purchase Price. Any payment made by Purchaser to the Company pursuant to this Agreement shall be made by
           (x) delivery to the Company of a certified, cashier's or bank check payable to the order of the Company, or by wire transfer of federal funds to an account designated by the Company, in an amount equal to the number of Shares multiplied by $.001, and (y) delivery to the Company of a promissory note for the balance of the Purchase Price, bearing interest at a floating rate per annum equal to the prime rate charge by Citibank N.A. from time to time, which promissory note (plus accrued interest) shall be due and payable upon demand not less than twenty days following issuance thereof.

     (b) The certificates representing the Shares may bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended.

     4. Representation and Warranties of the Company. The Company represents and warrants to Purchaser that (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and this Agreement has been duly executed and delivered by the Company; (c) the Company has taken all necessary corporate action to authorize and reserve the Shares for issuance upon exercise of the Option and the Shares, when issued and delivered by the Company to Purchaser upon exercise of the Option and payment of the Purchase Price as provided herein, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, and (d) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval, license or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, decree, or restriction by which the Company or any of its subsidiaries or any of their respective properties or assets is bound.

     5. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company that (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by Purchaser and the consummation of it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and this Agreement has been duly executed and delivered by Purchaser; and (c) this Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

     6. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement.

     7. Specific Performance. The Company acknowledges that Purchaser will have no adequate remedy at law if the Company fails to perform any of its obligations under this Agreement. In such event, the Company agrees that Purchaser shall have the right, in addition to any other rights it may have, to specific performance of this Agreement and that it will not take any action to impede Purchaser's efforts to enforce such right of specific performance.

     8. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if given in the manner, and addressed to the respective parties at the addresses, contained in the Merger Agreement.

     9. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

     10. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto and any such attempted assignment shall be void and of no effect. Notwithstanding the foregoing, Purchaser may assign its rights and obligations hereunder to the holder of 100% of Purchaser's capital stock or to any of its direct or indirect wholly owned subsidiaries, but no such transfer shall relieve Purchaser of its obligations hereunder if such transferee does not perform such obligations.

     11. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

     12. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof).

     14. Termination. The option granted pursuant to this Agreement shall terminate on the earlier of the Effective Time (as defined in the Merger Agreement) and the termination of the Merger Agreement in accordance with its terms.

     All representations and warranties contained in this Agreement shall survive delivery of and payment for the Option Shares.

     15. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be duly executed and delivered on the day and year first above written.
                                          GLOBALNET ACQUISITIONS, INC.

                                          By:  /s/ Joel D. Plasco
                                          Title: Director

                                          GLOBALNET FINANCIAL.COM, INC.

                                          By:  /s/ W. Thomas Hodgson
                                          Title: President & CEO